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                          EL PASO NATURAL GAS COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES
                             Form 10-K, Exhibit 12
                             (Dollars in millions)



                                                       Year Ended December 31,
                                                --------------------------------------
                                                1994    1993    1992     1991     1990
                                                ----    ----    ----     ----     ----
Earnings
      Income (loss) from continuing
        operations                               $90     $92     $76      $89      $83
      Income taxes (benefit)                      58      59      47       52       45
                                                ----    ----    ----     ----     ----
      Income (loss) from continuing
        operations before income taxes           148     151     123      141      128
      Interest and debt expense                   76      71      68       74       89
      Interest component of rent                   3       3       3        2        2
                                                ----    ----    ----     ----     ----
      Total Earnings Available for
        Fixed Charges                           $227    $225    $194     $217     $219
                                                ====    ====    ====     ====     ====

Fixed Charges (a)
      Interest and debt expense                   76      71      68       74       89
      Interest component of rent                   3       3       3        2        2
                                                ----    ----    ----     ----     ----
      Total Fixed Charges                        $79     $74     $71      $76      $91
                                                ====    ====    ====     ====     ====
Ratio of Earnings to Fixed
  Charges (b)                                   2.87x   3.04x   2.73x    2.86x    2.41x

________________

(a) Fixed charges consist of interest, exclusive of interest on rate refunds, plus interest capitalized and a portion of operating lease rent expense deemed to be representative of interest.

(b) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented would be the same as the ratio of earnings to fixed charges since EPG has no outstanding preferred stock or preference stock and therefore, no dividend requirements.